Exhibit 99.1

May 18, 2026

Allied Gaming & Entertainment Inc. Announces Official Name Change to “All In FutureTech Alliance Inc.” (“AIFA”) as Part of Its Strategic Transformation Plan

NEW YORK, May 18, 2026 (GLOBE NEWSWIRE) -- Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) (the “Company”) today announced that, pursuant to the Company’s previously disclosed strategic transformation plan, it has formally approved and completed its corporate name change to All In FutureTech Alliance Inc. (“AIFA” or the “Company”). The name change reflects the continued evolution of the Company’s long-term strategic direction, with an increased focus on opportunities in artificial intelligence, digital infrastructure, future technologies, and integrated digital ecosystem platforms.

The Company also announced that it is in the process of applying for a corresponding update to its Nasdaq ticker symbol to align with its new corporate brand identity. The Company expects to make a further announcement regarding the effective date of the ticker symbol change after receiving confirmation from Nasdaq. Until the new ticker symbol becomes effective, the Company’s common stock will continue to trade under the ticker symbol “AGAE.”

James Li, Chairman and Chief Executive Officer of the Company, commented, “Our new corporate brand identity more accurately reflects the Company’s long-term strategic direction and our positioning as a future technology platform driven by the dual engines of fiber-optical communications and AI application ecosystems.

“In addition, as of May 13, 2026, the Company’s management and Board of Directors have approved the draft of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and the Company is currently proceeding with the formal filing process. At the same time, the Company has initiated the Nasdaq ticker symbol update application process to align with its new corporate brand identity. We believe these steps will help the Company further address and remove potential risk factors related to future M&A transactions, financing activities, and other strategic initiatives.”

About All In FutureTech Alliance Inc.

All In FutureTech Alliance Inc. (AIFA, formerly known as Allied Gaming & Entertainment) is growth-oriented company undergoing a strategic transformation from a global experiential entertainment business into an AI-focused digital infrastructure platform. The Company is pursuing opportunities in artificial intelligence infrastructure, silicon photonics-enabled compute, cross-border fiber-optical network transmission, digital infrastructure services, and technology-enabled growth initiatives. Through its proposed AIFA strategic platform, the Company aims to build an integrated ecosystem combining AI compute capacity, fiber-optic network infrastructure, AI education and AI applications to support long-term value creation.

Contact:

Investor Relations:ir@alliedgaming.gg

Source: Allied Gaming & Entertainment